SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Wellesley Investment Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

20 William Street

Wellesley, Massachusetts  02481

TELEPHONE NUMBER:

(781) 416-4000

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Greg Miller

20 William Street

Wellesley, Massachusetts  02481

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the President of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Wellesley and Commonwealth of Massachusetts on this 5th day of October, 2007.

ATTEST:	Wellesley Investment Trust

/s/ Darlene Murphy	/s/ Greg Miller
By: Darlene Murphy, Secretary	By: Greg Miller, President

THOMPSON  ATLANTA  BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON  NEW YORK  WASHINGTON, D.C.

HINE

October 5, 2007

Securities and Exchange Commission

Public Filing Desk

100 F Street, N.E.

Washington, D.C. 20549

Re:

Wellesley Investment Trust

Ladies and Gentlemen:

On behalf of Wellesley Investment Trust, we hereby electronically file, pursuant to Section 8(a) of the Investment Company Act of 1940, the Form N-8A.  Wellesley Investment Trust will concurrently file a registration statement pursuant to Section 8(b) of the Investment Company Act of 1940.

If you have any questions concerning this filing, please contact JoAnn M. Strasser at (513) 352-6725.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP